                                                                    EXHIBIT 19.1



                         INFOSYS TECHNOLOGIES LIMITED
               Report for the first quarter ended June 30, 1999




                        [LOGO OF INFOSYS APPEARS HERE]

At a glance - Indian GAAP
-----------------------------------------------------------------------------------------------------------------

                                                                    Rs. in crores, except per equity share data
-----------------------------------------------------------------------------------------------------------------
                                                                 Quarter ended                      Year ended
June 30, 1999                                            June 30, 1998    March 31, 1999
-----------------------------------------------------------------------------------------------------------------
For the period
Total revenue                                              184.06           98.43                      512.74
Export revenue                                             168.62           96.38                      500.25
Operating profit (PBIDT)                                    77.93           31.61                      191.75
Profit after tax (PAT) from ordinary activities             60.61           23.67                      132.92
PBIDT as a percentage of total revenue                      39.67%          32.11%                      37.40%
PAT (from ordinary activities)
as a percentage of total revenue                            29.83%          24.05%                      25.92%
Earnings per share* (from ordinary activities)              63.48           28.63                       40.19
Dividend per share                                             NA              NA                        7.50
Dividend amount                                                NA              NA                       12.11

Capital investment                                          21.21           10.47                       71.68
At the end of the period
Total assets                                               633.02          196.63                      574.43
Fixed assets - net                                         112.59           70.47                      100.72
Cash and equivalents                                       444.72           54.25                      416.66
Working  capital                                           519.68          116.38                      472.96
Total debt                                                      -               -                           -
Net worth                                                  633.02          196.63                      574.43
Equity                                                      33.07           16.02                       33.07
Market capitalization                                   12,040.57        3,560.22                    9,672.80
-----------------------------------------------------------------------------------------------------------------

* Annualized
Note: Rs. One crore equals to Rs. 10 million. All ratios are calculated excluding income from exchange differences on translation of foreign currency deposit kept abroad. Market capitalization is calculated by considering the Indian market price for shares outstanding at the period / year end.


                           [BAR CHARTS APPEARS HERE]

Letter to the shareholders
--------------------------------------------------------------------------------

Dear Shareholder,

We are delighted to report on your company's performance during the first quarter (April - June 1999) of the financial year 1999-2000.

This quarter has been one of growth. Total income (Revenues) for the quarter was Rs. 184.06 crore ($39.7 million) compared to Rs. 98.43 crore ($23.7 million) in the first quarter of the financial year 1998-99, which is a growth of 87% (68%). Export income (Export revenues) grew to Rs. 168.62 crore ($39.3 million) in the first quarter compared to Rs. 96.38 crore ($23.4 million) in the corresponding quarter of the previous year, which is a growth of 75% (68%).

Net profit from ordinary activities (Net income) for the quarter was Rs. 60.61 crore ($13.3 million), as compared to Rs. 23.67 crore ($4.8 million) in the corresponding quarter of the previous year, an increase of 156% (179%). Operating profit (Operating income) was Rs. 77.93 crore ($12.3 million) as compared to Rs. 31.61 crore ($6.0 million) in the corresponding quarter of the previous year, a growth of 147% (103%).

We must point out that "Other income" (Other income, net) of Rs. 13.79 crore ($3.2 million) for the current quarter includes Rs. 3.52 crore ($0.8 million) towards interest on deployment of funds raised through issue of American Depositary Shares (ADS) and an amount of Rs. 8.13 crore ($1.9 million) arising from exchange differences on translation of foreign currency deposits, which may be non-recurring. Excluding such exchange differences and the interest earned on funds raised through the ADS offering, the net profit (net income) was Rs. 48.96 crore ($10.6 million), an increase of 107% (122%) over the net profit of Rs.
23.67 crore ($4.8 million) for the quarter ended June 30, 1998.

Your company has reported growth and profits while at the same time reducing revenue from Year 2000 business to just 12% of total revenue in the quarter.

During the quarter, we found that our clients renewed investments in new core business applications and in moving their organizations to the new Internet paradigm. Your company has successfully managed its skill-sets to take advantage of these new opportunities, thereby positioning itself as a strategic partner of choice with both existing and new clients. 19 new clients were added in the quarter, including several leading Internet companies like Amazon.com and Value America. Revenue from e-commerce projects represented 6.4% of revenues in the quarter.

We expect to grow at industry compatible growth rates, and are led to believe that the Indian software industry will grow at a rate of around 30-40% p.a. in dollar terms.

As you are aware, the company's voting control in Yantra declined to approximately 47% during October 1998, due to sale of part of our Convertible Preferred Stock holding. During the current quarter, Yantra received an investment of $15 million from both existing and new investors in the form of Series `C' Preferred Stock. With this, our stake in Yantra has come down to 25%. The detailed financial statements of Yantra are therefore not provided with this report.

The construction of Phase I of the software development facility at Pune Infotech Park, Hinjawadi, Pune is progressing well and is expected to be completed on schedule. Another building with a capacity to accommodate 225 employees, and a Food Court were commissioned in Infosys Park. Construction of Infosys Park, Phase II began on a 14.06 acre plot of land adjacent to the company's headquarters in Electronics City.

The Infosys family has grown to 3,943 at the end of the quarter, including the addition of another 177 employees (net). Investments in people, training and technology continue to be fundamental tenets of our business model.

We thank all Infoscions, who through their hard work, dedication and commitment have made this yet another successful quarter, and look forward to reporting to you the results of the quarter ended September 30, 1999.

Bangalore                    Nandan M. Nilekani           N. R. Narayana Murthy
July 9, 1999       Managing Director, President                        Chairman
                    and Chief Operating Officer     and Chief Executive Officer

Note: Figures and terminology in parenthesis refer to US GAAP financial statements, and are in US dollars.

Auditor's report to the members of Infosys Technologies Limited
--------------------------------------------------------------------------------

We have audited the attached Balance Sheet of Infosys Technologies Limited (the Company) as at 30 June, 1999 and the Profit and Loss Account of the Company for the quarter ended on that date, annexed thereto, and report that:

1. As required by the Manufacturing and Other Companies (Auditor's Report) Order, 1988, issued by the Company Law Board in terms of Section 227(4A) of the Companies Act, 1956, we enclose in the Annexure a statement on the matters specified in paragraphs 4 and 5 of the said Order.

2.   Further to our comments in the Annexure referred to in paragraph 1 above:

     a. We have obtained all the information and explanations which, to the best of our knowledge and belief, were necessary for the purpose of our audit.

     b. In our opinion, proper books of account, as required by law, have been kept by the Company so far as appears from our examination of these books.

     c. The Balance Sheet and Profit and Loss Account dealt with by this report are in agreement with the books of account.

     d. The Balance Sheet and Profit and Loss Account dealt with by this report have been prepared in compliance with the accounting standards referred to in sub section(3C) of Section 211 of the Companies Act, 1956, to the extent applicable;

     e. In our opinion, and to the best of our information, and according to the explanations given to us, the said accounts give the information required by the Companies Act, 1956, in the manner so required, and give a true and fair view:

          i. in the case of the Balance Sheet, of the state of affairs of the Company as at 30 June, 1999; and

          ii. in the case of the Profit and Loss Account, of the profit for the quarter ended on that date.

3. We have also examined the attached Cash Flow Statement of the Company for the quarter ended 30 June, 1999. The Statement has been prepared by the Company in accordance with the requirements of Clause 32 of the listing agreements entered into with the Stock Exchanges.

                                                         for Bharat S Raut & Co.
                                                           Chartered Accountants

Bangalore                                                              Ravi Ramu
July 9, 1999                                                             Partner

Balance Sheet as at
============================================================================

----------------------------------------------------------------------------
----------------------------------------------------------------------------

                                                                              in Rs.
------------------------------------------------------------------------------------
                                    June 30, 1999    June 30, 1998   March 31, 1999
------------------------------------------------------------------------------------
SOURCES OF FUNDS
SHAREHOLDERS' FUNDS
Share capital                        33,06,95,500   16,01,73,500    33,06,95,500
-----------------------------------------------------------------------------------
Reserves and surplus                599,94,93,896  180,61,28,371   541,36,15,748
                                    633,01,89,396  196,63,01,871   574,43,11,248
===================================================================================
APPLICATION OF FUNDS
FIXED ASSETS
Gross block                         190,40,05,553  110,14,70,963   168,92,38,345
Less : Depreciation                  92,02,83,178   52,44,09,843    83,09,14,934
Net block                            98,37,22,375   57,70,61,120    85,83,23,411
Add  : Capital work-in-progress      14,21,61,438   12,76,67,737    14,88,35,800
                                    112,58,83,813   70,47,28,857   100,71,59,211
-----------------------------------------------------------------------------------
INVESTMENTS                             75,48,469    9,77,71,960       75,48,469
CURRENT ASSETS,LOANS AND ADVANCES
Sundry debtors                      106,75,75,082   51,76,21,747    84,51,88,425
Cash and bank balances              389,99,38,741   48,92,92,531   405,04,82,999
Loans and advances                  123,67,02,392   42,70,26,972    68,35,96,522
-----------------------------------------------------------------------------------
                                    620,42,16,215  143,39,41,250   557,92,67,946
Less : Current liabilities           55,69,78,559   18,64,71,583    42,83,42,481
       Provisions                    45,04,80,542    8,36,68,613    42,13,21,897
-----------------------------------------------------------------------------------
NET CURRENT ASSETS                  519,67,57,114  116,38,01,054   472,96,03,568
-----------------------------------------------------------------------------------
                                    633,01,89,396  196,63,01,871   574,43,11,248
===================================================================================

This is the Balance
Sheet referred to in our
report of even date.

for Bharat S Raut & Co.
Chartered Accountants

Ravi Ramu       N. R. Narayana Murthy           Nandan M. Nilekani              Susim M. Datta    Prof. Marti G. Subrahmanyam
Partner         Chairman and                    Managing Director, President    Director          Director
                Chief Executive Officer         and Chief Operating Officer

                N. S. Raghavan                  S. Gopalakrishnan               K. Dinesh         S. D. Shibulal
                Jt. Managing Director           Dy. Managing Director           Director          Director

Bangalore       T. V. Mohandas Pai              V. Viswanathan
July 9, 1999    Senior Vice President           Company Secretary
                (Finance & Administration)

Profit and Loss Account
----------------------------------------------------------------------------------------------

                                                                                        in Rs.
----------------------------------------------------------------------------------------------
                                                    Quarter ended                 Year ended
                                             June 30, 1999   June 30, 1998      March 31, 1999
----------------------------------------------------------------------------------------------
INCOME
Software development services and
 products
  Overseas                                   168,62,11,001    96,37,87,986       500,25,40,418
  Domestic                                     1,64,95,994     1,14,42,086         8,63,71,250
Other income                                  13,79,13,245       90,25,948         3,84,71,833
----------------------------------------------------------------------------------------------
                                             184,06,20,240    98,42,56,020       512,73,83,501
==============================================================================================

EXPENDITURE
Software development expenses                 89,18,81,292    55,82,56,290       261,51,74,052
Administration and other expenses             13,61,38,961     9,99,06,913        45,75,30,137
Provision for contingencies                    3,33,00,000               -         6,66,00,000
Provision for investment in
 subsidiary                                              -     1,00,00,000         7,05,95,674
----------------------------------------------------------------------------------------------
                                             106,13,20,253    66,81,63,203       320,98,99,863
Operating profit (PBIDT)                      77,92,99,987    31,60,92,817       191,74,83,638
Interest                                                 -               -                   -
Depreciation                                   9,32,18,149     4,93,63,865        35,89,30,078
Profit before tax                             68,60,81,838    26,67,28,952       155,85,53,560
Provision for tax - earlier period/year                  -               -         4,32,00,000
         - current period/year                 8,00,00,000     3,00,00,000        18,62,00,000
Profit after tax from ordinary
 activities                                   60,60,81,838    23,67,28,952       132,91,53,560
Extraordinary income (net of tax)                        -               -         2,34,54,103
Net profit                                    60,60,81,838    23,67,28,952       135,26,07,663
----------------------------------------------------------------------------------------------
AMOUNT AVAILABLE FOR APPROPRIATION            60,60,81,838    23,67,28,952       135,26,07,663
----------------------------------------------------------------------------------------------
Dividend
  Interim                                                -               -         4,00,43,011
  Final                                                  -               -         8,10,32,734
Dividend tax                                             -               -         1,21,07,574
Amount transferred -  capital reserve                    -               -         2,34,54,103
                   -  general reserve                    -               -       119,59,70,241
----------------------------------------------------------------------------------------------
Balance in Profit and Loss Account            60,60,81,838    23,67,28,952                   -
----------------------------------------------------------------------------------------------
                                              60,60,81,838    23,67,28,952       135,26,07,663
==============================================================================================

This is the Profit and Loss
Account referred to in our
report of even date.

for Bharat S Raut & Co.
Chartered Accountants

Ravi Ramu     N. R. Narayana Murthy       Nandan M. Nilekani             Susim M. Datta   Prof. Marti G. Subrahmanyam
Partner       Chairman and                Managing Director, President   Director         Director
              Chief Executive Officer     and Chief Operating Officer

              N. S. Raghavan              S. Gopalakrishnan              K. Dinesh        S. D. Shibulal
              Jt. Managing Director       Dy. Managing Director          Director         Director

Bangalore     T. V. Mohandas Pai          V. Viswanathan
July 9, 1999  Senior Vice President       Company Secretary
              (Finance & Administration)

Schedules to the Profit and Loss Account

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                              in Rs.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        Quarter ended             Year ended
                                                                                June 30, 1999  June 30, 1998  March 31, 1999
------------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME
Interest received on deposits with banks and
 others                                                                           5,57,81,765      88,02,241     3,67,00,927
  Tax deducted at source Rs. 14,86,424
  (Previous period - Rs. 7,97,570;
  Previous year - Rs. 21,21,726)
Profit on sale of Assets                                                               47,547              -               -
Miscellaneous income                                                                 7,81,555       2,23,707       17,70,906
Exchange differences *                                                            8,13,02,378              -               -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 13,79,13,245      90,25,948     3,84,71,833
====================================================================================================================================

* Exchange differences on translation of foreign currency deposit maintained abroad
SOFTWARE DEVELOPMENT EXPENSES
Salaries and bonus including
overseas staff expenses                                                          58,72,39,063   33,33,02,653   151,56,56,923
Staff welfare                                                                       96,00,224      62,36,407     3,06,17,200
Contribution to provident and other funds                                         2,05,62,775    2,85,69,998    11,42,90,209
Foreign tour and travel                                                          17,91,35,095   10,24,33,882    58,11,20,975
Consumables                                                                         58,68,491       8,66,329     1,06,44,207
Cost of software packages
  - for own use                                                                   3,27,92,026    4,12,07,883    14,86,91,737
  - for domestic software development                                               16,12,057      17,12,241     1,78,19,890
Provision for post-sales client support                                             66,72,756      14,01,311     2,19,18,587
Computer maintenance                                                                39,33,051      51,97,576     3,29,08,467
Communication expenses                                                            3,83,31,714    2,57,78,715     9,59,08,515
Consultancy charges                                                                 61,34,040    1,15,49,295     4,55,97,342
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 89,18,81,292   55,82,56,290   261,51,74,052
====================================================================================================================================

ADMINISTRATION AND OTHER EXPENSES
Travelling and conveyance                                                         1,07,78,342      93,06,724     4,15,37,200
Rent                                                                              2,05,30,401    1,73,57,439     7,44,54,587
Telephone charges                                                                 1,38,05,537    1,10,41,549     5,15,34,846
Legal and professional charges                                                    1,25,27,056    1,22,64,255     5,37,56,388
Printing and stationery                                                             82,91,883      50,34,530     1,76,34,923
Advertisements                                                                      43,68,253      15,30,287       76,84,502
Office maintenance                                                                  84,08,885      80,92,123     2,95,44,190
Repairs to building                                                                 26,16,995      22,03,907     1,08,24,460
Repairs to plant and machinery                                                      14,09,481      17,13,154       86,47,678
Power and fuel                                                                    1,00,17,440      56,84,058     2,73,37,769
Insurance charges                                                                   40,57,836      32,27,790     1,28,78,968
Rates and taxes                                                                     20,18,759      33,63,262     1,16,79,290
Donations                                                                           40,00,000      18,01,600     1,49,82,357
Auditor's remuneration  -  audit fees                                                4,25,000       3,50,000       14,35,000
  -                     certification charges                                               -              -        2,00,000
  -                     other services                                                      -              -        8,00,000
  -                     out-of-pocket expenses                                         50,000         37,500        1,50,000
Provision for bad and doubtful debts                                              1,20,19,784      25,87,427      (13,06,919)
Provision for doubtful loans and advances                                                   -              -       52,94,106
Bank charges and commission                                                          9,54,847      10,11,964       38,95,031
Commission charges                                                                  34,84,800       4,96,700        7,40,413
Miscellaneous expenses                                                            1,63,73,662    1,28,02,644     5,29,25,348
Research grants                                                                             -              -     3,09,00,000
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 13,61,38,961    9,99,06,913    45,75,30,137
====================================================================================================================================

Statement of Cash Flows
--------------------------------------------------------------------------------------------------------
                                                                                                 in Rs.
--------------------------------------------------------------------------------------------------------
                                                     Quarter ended                          Year ended
                                          June 30, 1999        June 30, 1998             March 31, 1999
--------------------------------------------------------------------------------------------------------
Cash flows from operations
Profit before tax                          68,60,81,838         26,67,28,952              155,85,53,560
Other income                               (5,58,29,312)          (88,42,916)              (3,67,00,927)
Provision for contingencies                 3,33,00,000                    -                6,66,00,000
Provision for investment
 in subsidiary                                        -          1,00,00,000                7,05,95,674
Depreciation, depletion
 and amortization                           9,32,18,149          4,93,63,865               35,89,30,078
Decrease (increase) in
 sundry debtors                           (22,23,86,657)       (11,87,73,080)             (44,63,39,758)
Decrease (increase) in
 loans and advances                        (9,43,88,854)        (4,56,72,319)             (15,32,76,222)
Increase (decrease) in
 current liabilities and
 provisions                                13,53,08,834          7,58,36,040               33,82,24,214
Income taxes paid                          (2,92,11,001)        (4,91,16,158)             (16,79,23,184)
--------------------------------------------------------------------------------------------------------
Net cash from operations                   54,60,92,997         17,95,24,384              158,86,63,435
--------------------------------------------------------------------------------------------------------
Cash flows from financing

Cash received from
 issuance of
share capital (net of
 issue expenses)                           (2,02,03,690)                   -              279,53,13,985
Dividends paid (including
 dividend tax)                             (8,91,36,007)        (5,27,17,738)             (10,20,36,824)
--------------------------------------------------------------------------------------------------------
Net cash used for financing               (10,93,39,697)        (5,27,17,738)             269,32,77,161
--------------------------------------------------------------------------------------------------------
Cash flows from investing

Income from investments                     5,57,81,765            88,42,916                3,67,00,927
Proceeds of sale of
 investments (net of tax)                             -                    -                6,06,20,029
Proceeds of sale of fixed
 assets                                        1,51,261             1,15,856                   2,39,716
Purchase of fixed assets                  (21,20,46,465)       (10,46,71,497)             (71,67,91,924)
Other long term investments                           -                    -                 (75,38,109)
--------------------------------------------------------------------------------------------------------
Net cash used for investing               (15,61,13,439)        (9,57,12,725)             (62,67,69,361)
--------------------------------------------------------------------------------------------------------
Total increase (decrease)
   in cash and equivalents
   during the period                       28,06,39,861          3,10,93,921              365,51,71,235
Cash and equivalents at the
   beginning of the period                416,65,90,944         51,14,19,709               51,14,19,709
--------------------------------------------------------------------------------------------------------
Cash and equivalents at
 the end of the period                    444,72,30,805         54,25,13,630              416,65,90,944
========================================================================================================
These are the Cash Flow Statements
referred to in our report of even date.
for Bharat S Raut & Co.
Chartered Accountants


Ravi Ramu                    N. R. Narayana Murthy       Nandan M. Nilekani            Susim M. Datta   Prof. Marti G.
Partner                      Chairman and                Managing Director,            Director         Director
                                                         President
                             Chief Executive Officer     and Chief Operating Officer

                             N. S. Raghavan              S. Gopalakrishnan             K. Dinesh        S. D. Shibulal
                             Jt. Managing Director       Dy. Managing Director         Director         Director

Bangalore                    T. V. Mohandas Pai          V. Viswanathan
July 9, 1999                 Senior Vice President       Company Secretary
                             (Finance & Administration)

Statement of Cash Flows
----------------------------------------------------------------------------------------------------------
                                                                                                    in Rs.
----------------------------------------------------------------------------------------------------------
                                                                   Quarter ended              Year ended
                                                           June 30, 1999   June 30, 1998    March 31, 1999
----------------------------------------------------------------------------------------------------------
Reconciliation of Balance Sheet items with cash flow items

1. Loans and advances
   As per Balance sheet                                    123,67,02,392    42,70,26,972      68,35,96,522
   Less: Deposits with financial institutions / body
         corporate, included in cash equivalents           (54,72,92,064)   (5,32,21,099)    (11,61,07,945)
         Advance income taxes considered separately        (21,86,13,119)  (10,50,01,421)    (19,10,80,222)
   -------------------------------------------------------------------------------------------------------
   Balance considered for preparing
   the cash flow statement                                  47,07,97,209    26,88,04,452      37,64,08,355
   -------------------------------------------------------------------------------------------------------
2. Additions to fixed assets
   As per Balance sheet                                     21,87,20,827     5,02,17,032      64,11,69,396
   Add: Closing capital work-in-progress                    14,21,61,438    12,76,67,737      14,88,35,800
   Less: Opening capital work-in-progress                  (14,88,35,800)   (7,32,13,272)     (7,32,13,272)
   -------------------------------------------------------------------------------------------------------
   Balance considered for preparing
   the cash flow statement                                  21,20,46,465    10,46,71,497      71,67,91,924
   -------------------------------------------------------------------------------------------------------
3. Cash and cash equivalents
   As per Balance sheet                                    389,99,38,741    48,92,92,531     405,04,82,999
   Add: Deposits with financial institutions /
        body corporate (as per 1 above)                     54,72,92,064     5,32,21,099      11,61,07,945
   -------------------------------------------------------------------------------------------------------
   Balance considered for preparing
   the cash flow statement                                 444,72,30,805    54,25,13,630     416,65,90,944
   -------------------------------------------------------------------------------------------------------
4. Income taxes paid
   As per profit and loss account                            8,00,00,000     3,00,00,000      22,94,00,000
   Add: Decrease (increase) in balance in
        provision for taxes account                         (7,83,21,896)    1,00,19,304     (15,66,52,471)
        Increase (decrease) in balance in
        advance income tax account                           2,75,32,897       90,96,854       9,51,75,655
   -------------------------------------------------------------------------------------------------------
   Balance considered for preparing
   the cash flow statement                                   2,92,11,001     4,91,16,158      16,79,23,184
   -------------------------------------------------------------------------------------------------------
5. Other Income
   As per profit and loss account                           13,79,13,245       90,25,948       3,84,71,833
   Less: Income from operating activities                   (8,20,83,933)      (1,83,032)       (17,70,906)
   -------------------------------------------------------------------------------------------------------
   Balance considered for preparing
   the cash flow statement                                   5,58,29,312       88,42,916       3,67,00,927
   -------------------------------------------------------------------------------------------------------
6. Current liabilities and provisions
   As per Balance sheet                                    100,74,59,101    27,01,40,196      84,96,64,378
   Less: Provision for taxation considered separately      (30,96,79,384)   (6,99,57,487)    (23,13,57,488)
         Provision for dividend considered separately                  -               -      (8,10,32,734)
         Provision for dividend tax considered separately              -               -        (81,03,273)
         Provision for contingencies                        (9,99,00,000)              -      (6,66,00,000)
   -------------------------------------------------------------------------------------------------------
   Balance considered for preparing
   the cash flow statement                                  59,78,79,717    20,01,82,709      46,25,70,883
   -------------------------------------------------------------------------------------------------------

These are the Cash Flow Statements referred to in our report of even date.

for Bharat S Raut & Co.
Chartered Accountants

Ravi Ramu      N. R. Narayana Murthy      Nandan M. Nilekani            Susim M. Datta  Prof. Marti Subrahmanyam
Partner        Chairman and               Managing Director, President  Director        Director
               Chief Executive Officer    and Chief Operating Officer

               N. S. Raghavan             S. Gopalakrishnan             K. Dinesh       S. D. Shibulal
               Jt. Managing Director      Dy. Managing Director         Director        Director

Bangalore      T. V. Mohandas Pai         V. Viswanathan
July 9, 1999   Senior Vice President      Company Secretary
               (Finance & Administration)

Significant accounting policies

1    Basis for preparation of financial statements

     The financial statements are prepared under the historical cost convention, in accordance with Indian Generally Accepted Accounting Principles (GAAP), the accounting standards issued by the Institute of Chartered Accountants of India and the provisions of the Companies Act, 1956, as adopted consistently by the Company. All income and expenditure having a material bearing on the financial statements are recognized on the accrual basis.

     The preparation of the financial statements in conformity with GAAP requires that the management make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Examples of such estimates include estimates of expected contract costs to be incurred to complete software development, provision for doubtful debts, future obligations under employee retirement benefit plans and the useful lives of fixed assets. Actual results could differ from those estimates.

2    Revenue recognition

     Revenue from software development on a time-and-material basis is recognized based on software developed and billed to clients as per the terms of specific contracts. In the case of fixed-price contracts, revenue is recognized based on the milestones achieved as specified in the contracts, on the percentage of completion basis. Revenue from the sale of software products is recognized when the sale has been completed with the passing of title. Revenues from Annual Technical Services (ATS) is recognized on a pro rata basis over the period in which such services are rendered. Interest on deployment of surplus funds is recognized using the time-proportion method, based on interest rates implicit in the transaction. Dividend income is recognized when the right to receive dividend is established. Revenue from the sale of Special Import Licences is recognized when the licences are actually sold.

3    Expenditure

     Expenses are accounted on the accrual basis and provisions are made for all known losses and liabilities. Provisions are made for future unforeseeable factors which may affect the ultimate profit on fixed-price software development contracts. The cost of software purchased for use in software development and services is charged to revenue in the same year. The leave encashment liability of the Company is provided on the basis of actuarial valuation. Provisions are made towards likely expenses on providing post-sales client support for fixed-price contracts.

4    Fixed assets

     Fixed assets are stated at the cost of acquisition, less accumulated depreciation. Direct costs are capitalized till the assets are ready to be put to use. These costs include financing costs relating to specific borrowing(s) attributable to fixed assets.

5    Capital work-in-progress

     Advances paid towards the acquisition of fixed assets, and the cost of assets not put to use before the period-end, are disclosed under capital work-in-progress.

6    Depreciation

     Depreciation on fixed assets is provided using the straight-line method, based on useful lives as estimated by the management. Depreciation is charged on a pro rata basis for assets purchased / sold during the period. Individual assets costing less than Rs. 5,000 are depreciated in full in the year of purchase. The management's estimate of useful lives for the various fixed assets is given below.

          Building                         15 years
          Plant and machinery               5 years
          Computer equipment              2-5 years
          Furniture and fixtures            5 years
          Vehicles                          5 years

7    Retirement benefits to employees

     7.1  Gratuity

     In accordance with the Indian law, Company provides for gratuity, a defined benefit retirement plan covering all employees. The plan provides a lump sum payment to vested employees at retirement, death or termination of employment, based on the respective employee's salary, and the years of employment with the Company.

     The Company has established the Infosys Technologies Limited Employees' Group Gratuity Fund Trust (the Trust). Liabilities with regard to the gratuity plan are determined by actuarial valuation, based upon which, the

     Company makes contributions to the Trust. Trustees administer the contributions made to the Trust. The funds contributed to the Trust are invested in specific designated securities as mandated by law, and generally comprise central and state government bonds, and debt instruments of government-owned corporations.

     7.2  Superannuation

     Apart from being covered under the gratuity plan described above, the senior officers of the Company are also participants of a defined contribution benefit plan. The plan is termed the superannuation plan to which the Company makes monthly contributions, based on a specified percentage of each covered employee's salary. The Company has no further obligations under the plan beyond its monthly contributions.

     7.3  Provident fund

     In addition to the above benefits, all employees receive benefits from a provident fund which is a defined contribution plan. Both the employee and the employer make monthly contributions to the plan equal to 12% of the covered employee's salary.

     The Company has established a Provident Fund Trust to which a part of the contributions are made each month. The remainder of the contributions are made to the Government's provident fund. The Company has no further obligations under the plan beyond its monthly contributions.

8    Research and development

     Capital and revenue expenditure incurred on research and development is charged off to revenue in the same year in which such expenditure is incurred.

9    Foreign currency transactions

     Sales made to clients outside India and realizations deposited into foreign currency bank accounts are accounted for on the basis of the exchange rate as on the date of the transaction. Adjustments are made for any variations in the sale proceeds on conversion into Indian currency upon actual receipt. Expenditure in foreign currency is accounted at the exchange rate prevalent when such expenditure is incurred. Disbursements made out of foreign currency bank accounts are reported at a rate that approximates the actual monthly rate. Fixed assets purchased at overseas offices are accounted for on the basis of the actual cost incurred at the exchange rate prevalent at the time of purchase. Depreciation is charged as per Company policy. Exchange differences arising on foreign currency transactions are recognized as income or expense in the period in which they arise.

     Current assets and current liabilities denominated in foreign currency are translated at the exchange rate prevalent at the date of the balance sheet. The resulting difference is accounted for in the profit and loss account. In the case of forward contracts, the difference between the forward rate and the exchange rate on the date of the transaction is recognized as income or expense over the life of the contract.

10   Investments

     Investments are classified into current investments and long-term investments. Current investments are carried at the lower of the cost and the fair value, and provision is made to recognize any decline in the carrying value. Long-term investments are carried at cost, and provision is made to recognize any decline, other than temporary, in the value of such investment. Overseas investments are carried at their original rupee cost less provision as described above.

11   Investment in subsidiary

     The investment in the subsidiary is accounted on the cost method, whereby, the Company recognizes only dividends received from the subsidiary as income. In case of losses made by the subsidiary, other than temporary, adequate provision is made to recognize any decline in the value of the investment.

12   Income tax

     Provision is made for income tax on a yearly basis, under the tax-payable method, based on the tax liability as computed after taking credit for allowances and exemptions. In case of matters under appeal, due to disallowances or otherwise, full provision is made when the said liabilities are accepted by the Company.

At a glance - US GAAP
                                                                   US$ in millions, except per equity share data
-----------------------------------------------------------------------------------------------------------------
                                                         Quarter ended                        Year ended
                                              June 30, 1999          June 30, 1998        March 31, 1999
-----------------------------------------------------------------------------------------------------------------
For the period
Total revenue                                       39.73                  23.67                 120.96
Export revenue                                      39.35                  23.39                 118.91
Operating income                                    12.31                   6.05                  22.87
Net income                                          13.31                   4.78                  17.45
Operating income as a  percentage
 of total revenue                                   30.98%                 25.56%                 18.91%
Net income as a percentage of total revenue         28.73%                 20.18%                 14.42%
Basic earnings per share                             0.35                   0.16                   0.57
Dividend per share                                     NA                     NA                   0.18
Dividend amount                                        NA                     NA                   3.15
Capital investment                                   4.25                   1.51                  16.12

At the end of the period
Total assets                                       165.64                  51.31                 153.66
Property, plant and equipment - net                 25.98                  17.01                  23.90
Cash and equivalents                               102.61                  14.32                  98.87
Working  capital                                   117.99                  26.10                 110.62
Total debt                                              -                      -                      -
Shareholders' equity                               149.75                  43.65                 139.61
Common stock                                         8.59                   4.55                   8.59
Market capitalization                            2,778.17                 839.68               2,295.40
---------------------------------------------------------------------------------------------------------------

Note: All ratios are calculated excluding income from exchange differences on translation of foreign currency deposit kept abroad.
        Market capitalization is calculated by considering the Indian market price for shares outstanding at the period / year end.

                           [BAR CHARTS APEARS HERE]

Form 6-K
Pages 13-48

Shareholder information
----------------------------------------------------------------------------------------------------------------
1.   Listing on stock exchanges   Bangalore Stock Exchange Ltd.
     in India at                  Stock Exchange Towers, No. 51, 1st Cross, J.C. Road, Bangalore - 560027.
                                  Tel.: 91-80-299 5234, Fax: 91-80-299 5242

                                  The Stock Exchange, Mumbai
                                  Phiroze Jeejeebhoy Towers, Dalal Street, Mumbai - 400 001.
                                  Tel.: 91-22-265 5581, Fax: 91-22-265 8121

                                  National Stock Exchange of India Ltd.
                                  Trade World, Senapati Bapat Marg, Lower Parel, Mumbai - 400 013.
                                  Tel.: 91-22-497 2950, Fax: 91-22-491 4275 / 85

2.   Listing fees                 Paid for all the above stock exchanges for 1999-2000.

3.   Listing on stock exchanges   NASDAQ National Market in the United States
     outside India                33 Whitehall Street, New York, NY-1004-4087
                                  Tel.: 1-212-709-2400, Fax: 1-212-709-2496

4.   Registered office            Electronics City, Hosur Road, Bangalore - 561 229, India.
                                  Tel.: 91-80-852 0261, Fax: 91-80-852 0362
                                  Homepage: www.itlinfosys.com

5.   Stock market data relating to shares listed in India

     a. The company's market capitalization is included in the computation of the BSE-30 Sensitive Index (Sensex), the BSE Dollex and S&P CNX NIFTY Index.

     b. Monthly high and low quotations as well as the volume of shares traded at Mumbai and National Stock Exchanges during the three-month period ended June 30, 1999 are:

     -------------------------------------------------------------------------------------------------------------------------
                                                  BSE                                             NSE
                                      High        Low             Volume          High            Low            Volume
                                       Rs.         Rs.             Nos.            Rs.            Rs.              Nos.
     -------------------------------------------------------------------------------------------------------------------------
     April, 1999                      2,910       2,510           18,14,254       2,910           2,511          21,59,195
     May                              3,325       2,580           21,08,934       3,319           2,579          20,81,333
     June                             3,774       3,032           18,95,197       3,770           3,015          17,16,361
     -------------------------------------------------------------------------------------------------------------------------
     Total                                                        58,18,385                                      59,56,889
     -------------------------------------------------------------------------------------------------------------------------
     % of volume traded to
     total number of
     shares outstanding                                              18.16%                                         18.60%

     # The number of shares outstanding have been taken to be 3,20,34,400. The
       ADSs have been excluded for the purpose of this calculation.

     Note: There was no trading in the shares of Infosys on the Bangalore Stock Exchange during the period May 1998 to June 1999. The last trade on the Bangalore Stock Exchange was on April 24, 1998. The highest share price in April 1998 was Rs. 2,240, while the lowest was Rs. 1,225 with a volume of 2,100 shares.

6.   Share transfers in physical form             Karvy Consultants Limited
     and other communication regarding            Registrars and Share Transfer Agents
     share certificates, dividends, and           T.K.N. Complex, No. 51/2, Vanivilas Road,
     change of address, etc., in India            Opp. National College, Basavanagudi,
     may be addressed to                          Bangalore - 560 004.
                                                  Tel.: 91-80-662 1184, Fax: 91-80-662 1169
                                                  Email: KARVY.BGL@KARVY.sprintrpg.ems.vsnl.net.in

7.   Share transfer system

     The Securities and Exchange Board of India (SEBI) has mandated that investors should compulsorily trade in dematerialized form in the securities of Infosys from January 4, 1999. Investors are required to open an account with a Depositary Participant to trade in dematerialized form. The list of Depositary Participants are available with the National Securities Depositary Limited (NSDL). A booklet - An Investor's Guide to Depositaries is available at www.itlinfosys.com.

     Shares sent for physical transfer would be registered and returned within a period of 15 days from the date of receipt, if the documents are clear in all respects. The Share Transfer Committee of the company meets as often as required.

     The total number of shares transferred in physical form during the quarter ended June 30, 1999 were 20,900 (previous year - 7,34,877). 92.35% of transfers (previous year - 34.55%) were completed within 15 days. Shares in dematerialized form were transferred within 10 days .

     ----------------------------------------------------------------------------------------------------------
                                          1999                                          1998
     Transfer              No. of             No. of                      No. of              No. of
     period          transferees (folios)     shares         %      transferees (folios)      shares       %
     in days           New      Existing                              New     Existing
     ----------------------------------------------------------------------------------------------------------
      1   -  10        16           9          15,600       74.65           59        69      1,82,070    24.78
     11  -   15         8           2           3,700       17.70           28        34        71,800     9.77
     16  -   20         3           -           1,200        5.74           12        19      1,85,992    25.31
     * 21 and above     3           -             400        1.91          114       108      2,95,015    40.14
     ----------------------------------------------------------------------------------------------------------
                       30          11          20,900      100.00          213       230      7,34,877   100.00
     ----------------------------------------------------------------------------------------------------------


     *Delays beyond 21 days were due to compliance of legal requirements.

8. Investors' services - Complaints received during the three-month period ended June 30

     -------------------------------------------------------------------------------------------
     Nature of complaints                                    1999                    1998
                                                     Received    Cleared     Received    Cleared
    -------------------------------------------------------------------------------------------
     1. Non-receipt of share certificates                   3          3          27          27
     2. Non-receipt of bonus shares                        38         38           7           7
     3. Letters from Stock Exchanges, SEBI, etc.            1          1           1           1
     4. Non-receipt of dividend warrants                    2          2          12          12
     -------------------------------------------------------------------------------------------
                                                           44         44          47          47
     -------------------------------------------------------------------------------------------

     The Company has attended to most of the investors' grievances/correspondence within a period of 10 days from the date of receipt of the same, during the quarter ended June 30, 1999.

9.   Legal proceedings

     There are some pending cases relating to disputes over title to shares, in which the company is made a party. These cases are however not material in nature.

10.  Distribution of shareholding as on June 30

     --------------------------------------------------------------------------------------------------------------------
                                                 1999                                            1998
     No. of equity           No. of       % of         No. of      % of      No. of        % of        No. of      % of
     shares held             share-      share-        shares     share-      share-       share-      shares     share-
                            holders      holders                 holding     holders      holders                 holding
     --------------------------------------------------------------------------------------------------------------------
         1   -     100       5,969       41.02      1,95,973        0.61      1,001       16.09        96,576        0.60
       101   -     200       2,124       14.60      4,19,619       1.31       1,743       28.02      3,48,468        2.18
       201   -     500       2,516       17.29      9,88,558       3.09       2,255       36.25      8,74,548        5.46
       501   -    1000       2,172       14.93     16,68,490       5.21         719       11.56      5,52,520        3.45
      1001   -    5000       1,309        9.00     28,75,471       8.98         385        6.19      8,23,292        5.14
      5001   -   10000         189        1.30     14,42,466       4.50          58        0.93      4,34,100        2.71
     10001 and above           270        1.86   2,44,43,823      76.30          60        0.96    128,87,696       80.46
     --------------------------------------------------------------------------------------------------------------------
                            14,549      100.00   3,20,34,400     100.00       6,221      100.00   1,60,17,200      100.00

     American Depositary Shares  1*                10,35,000          -                       -
     --------------------------------------------------------------------------------------------------------------------
     Total                  14,550               3,30,69,400
     --------------------------------------------------------------------------------------------------------------------

     * Held by beneficial owners outside India.

11.  Categories of shareholders as on June 30

     ----------------------------------------------------------------------------------------------------------------------------
                                                                  1999                                      1998
     Category                               No. of          Voting   No. of shares         No. of       Voting    No. of shares
                                      shareholders    strength (%)            held   shareholders   strength (%)           held
     ----------------------------------------------------------------------------------------------------------------------------
     Individuals                            13,505       26.45        87,47,694         5,886           26.61        42,61,964
     Companies                                 713        2.67         8,84,060           151            1.79         2,87,200
     FIIs                                      151       24.00        79,34,839            76           27.19        43,54,500
     OCBs and NRIs                              76        0.26           85,971            24            0.23           37,000
     Founders and their families                18       29.69        98,19,600            18           30.90        49,49,800
     Mutual Funds, Banks, FIs                   86       13.80        45,62,236            66           13.28        21,26,736
     American Depositary Shares                  1*       3.13        10,35,000             -               -                -
     ----------------------------------------------------------------------------------------------------------------------------
      Total                                 14,550      100.00      3,30,69,400         6,221          100.00      1,60,17,200
     ----------------------------------------------------------------------------------------------------------------------------

* Held by beneficial owners outside India .

12.  Shares under lock-in

     Details of shares held by employees under the Employee Stock Offer Plan
     (ESOP) subject to lock-in are given below. These shares are also included in the categories of shareholders given in (11) above.

     ------------------------------------------------------------------------------------
                                No. of shares subject to lock-in as on June 30
                                    1999                                    1998
     Period of lock-in  No. of shares  No. of employees  No. of shares  No. of employees
    -------------------------------------------------------------------------------------
     4-5 years           4,01,500                 1,081              -                 -
     3-4 years           2,54,800                   345       1,10,100               165
     2-3 years           1,06,200                   156       1,34,000               112
     1-2 years           1,31,200                   107       1,11,900                77
     0-1 years           1,11,100                    76              -                 -
     ------------------------------------------------------------------------------------

     During the quarter, rights to 15,000 shares were awarded to 14 employees, which are subject to a lock-in of 4-5 years as on June 30, 1999. During the quarter ended March 31, 1999, rights to 1,62,500 shares were awarded to 600 employees, which are subject to a lock-in of 4-5 years as of June 30, 1999. Currently, 1,726 employees are beneficiaries of the ESOP. The ITL Employees Welfare Trust holds, as on June 30, 1999, 50,700 shares for future grants. Shares subject to lock-in held by the employees will be transferred back to the ITL Employees Welfare Trust when such employees leave the services of the company.

13.  Dematerialization of shares and liquidity

     Your company was the first in India to pay a one-time custodial fee of Rs.
     44.43 lakh to National Securities Depositary Limited (NSDL). Consequently, the company's shareholders are exempted from paying to the depositary participants, custodial fee charged by the NSDL on their holding. This payment of one-time custodial fee extends to the issue of bonus shares also. The company hopes that this initiative will enthuse shareholders to dematerialize their holding in the company. Over 83% of the company's shares are now held in electronic form.

     A detailed letter explaining the methodology of using the Depositary as well as a booklet - An Investor's Guide to Depositories - was sent by the company to all its shareholders during November 1998. Copies of the booklet will be made available to shareholders on request.

     The Stock Exchange, Mumbai has permitted trading of your company's shares in the `A' group. This move is expected to increase the liquidity of your company's shares.

14.  Financial calendar (tentative and subject to change)

     Financial reporting for the second quarter ending September 30, 1999    October 8, 1999
     Interim dividend payment (if any)                                       November 1999
     Financial reporting for the third quarter ending December 31, 1999      January 11, 2000
     Financial results for the year ending March 31, 2000                    April 11, 2000
     Annual General Meeting for the year ending March 31, 2000               May 2000

15. Investors' correspondence in India            Any queries relating to the financial statements of
    may be addressed to:                          the company may be addressed to:
    Mr. V. Viswanathan,                           Mr. T. V. Mohandas Pai,
    Company Secretary, Investors' Service Cell,   Senior Vice President (F&A),
    Infosys Technologies Ltd., Electronics City,  Infosys Technologies Ltd., Electronics City,
    Hosur Road, Bangalore - 561 229, India.       Hosur Road, Bangalore - 561 229, India.
    Tel.: 91-80-852 1518, Fax: 91-80-852 0362     Tel.: 91-80-852 0396, Fax: 91-80-852 0362
    (e-mail address: invest@itlinfosys.com)       (e-mail address: mdpai@itlinfosys.com)

16. Reuters code - INFO.BO (BSE)   Bloomberg code - INFO IN (BSE)   Bridge code - IN;IFS (BSE)
                 - INFO.NS (NSE)                  - NINFO IN (NSE)              - IN;IFSN (NSE)
                                                                                - US;INFY (NASDAQ)

17. Stock market data relating to American Depositary Shares (ADSs)

    a. ADS listed at                 NASDAQ National Market in the United States

    b. Ratio of ADS to equity shares 2 ADS for one equity share

    c. ADS symbol                    INFY

    d. The American Depositary Shares issued under the ADS program of the company were listed on the NASDAQ National Market in the United States on March 11, 1999. The monthly high and low quotations as well as the volume of ADSs traded at NASDAQ National Market for the quarter ended June 30, 1999 are:

       -------------------------------------------------------------------------
                                          High            Low          Volume
                                        $     Rs./#/  $       Rs./#/      Nos
       -------------------------------------------------------------------------
       April, 1999                  45.81     3,901  39.25    3,343  13,77,200
       May                          50.38     4,295  41.38    3,528  13,91,700
       June                         61.25     5,309  48.50    4,204  11,64,400
       -------------------------------------------------------------------------

       Percentage of volume traded to total float    190.01%
       US$ have been converted into Rupees at the monthly closing rates. /#/ 2 ADS = 1 equity share

    e. American Depositary Shares premium to the shares traded on the Indian Stock Exchanges

[CHART APPEARS HERE]

    f. Investor correspondence in       P. R. Ganapathy
       the US may be addressed to       Investor Relations Officer
                                        Infosys Technologies Limited
                                        42808 Christy Street, Suite 203
                                        Fremont CA 94538, USA.
                                        Tel.: 1-510-770-3400 Ext. 412,
                                        Mobile: 1-510-872-4412,
                                        Fax: 1-510-770-9469,
                                        E-mail: prganapathy@itlinfosys.com

    g. Name and address of the          Bankers Trust Company
       Depositary Bank                  Corporate Trust and Agency Services
                                        4 Albany Street
                                        New York, NY 10006, USA.
                                        Tel.: 1-212-250-8500,
                                        Fax: 1-212-250-5644.

                                        Bankers Trust Company
                                        702, Dalamal House
                                        Jamnalal Bajaj Marg, Nariman Point
                                        Mumbai - 400 021, India.
                                        Tel.: 91-22-284 3593,
                                        Fax: 91-22-284 3652.

    i. Name and address of the          ICICI Limited
       Custodian in India               Mistry Bhavan, 1 Floor
                                        Sir Dinshaw Vacha Road
                                        122, Backbay Reclamation
                                        Mumbai - 400 020, India.
                                        Tel.: 91-22-204 4370,
                                        Fax: 91-22-204 4237.

Segment information

----------------------------------------------------------------------------------------------
                                                                                  Rs. in lakhs
----------------------------------------------------------------------------------------------
                                                  Quarter ended                   Year ended
----------------------------------------------------------------------------------------------
                                        June 30, 1999      June 30, 1998      March 31, 1999
----------------------------------------------------------------------------------------------
Geographical segment
North America                               14,364.42           8,244.66           41,739.11
Europe                                       2,792.19             807.29            4,753.03
Rest of the World                              888.46             585.93            3,533.26
India                                          361.13             204.68            1,248.43
----------------------------------------------------------------------------------------------
                                            18,406.20           9,842.56           51,273.83
==============================================================================================
Business segment
Branded services                             2,146.27           2,797.73           11,321.57
Products                                       256.92             140.38            1,444.89
Software development and maintenance        14,623.88           6,814.19           38,122.66
Treasury                                     1,379.13              90.26              384.71
----------------------------------------------------------------------------------------------
                                            18,406.20           9,842.56           51,273.83
==============================================================================================

* Exchange differences of Rs. 813.02 lakhs arising on translation of foreign currency deposits kept abroad has been included under treasury.

By geographical area - quarter ended June 30, 1999
--------------------------------------------------

[CHART APPEARS HERE]

India - 2%
-----------------------

--------------------
ROW - 5%

--------------
Europe - 15%


North America - 78%
-------------------

By business segment - quarter ended June 30, 1999
-------------------------------------------------

[CHART APPEARS HERE]

           Treasury - 7%
------------------------

------------------------
           Products - 1%

------------------------
 Branded services - 12 %



------------------------
Software development and
       maintenance - 80%

Ratio analysis
--------------------------------------------------------------------------------------------------------
                                                                  Quarter ended            Year ended
                                                           June 30, 1999  June 30, 1998  March 31, 1999
--------------------------------------------------------------------------------------------------------
Ratios - Financial performance
Export revenue/Total revenue (%)                                   95.84          97.92           97.57
Domestic revenue/Total revenue (%)                                  0.94           1.16            1.68
Other income/Total revenue (%)                                      3.22           0.92            0.75
Employee costs/Total revenue (%)                                   35.09          37.40           32.39
Administration expenses/Total revenue (%)                           7.74          10.15            8.92
Operating expenses/Total revenue (%)                               60.33          67.89           62.60
Depreciation/Total revenue (%)                                      5.30           5.02            7.00
Tax/Total revenue (%)                                               4.55           3.05            4.47
Effective tax rate (Tax/PBT) (%)                                   13.23          11.25           14.72
EBIDTA/Total revenue (%)                                           39.67          32.11           37.40
PAT from ordinary activities/Total revenue (%)                     29.83          24.05           25.92
PAT from ordinary activities/Average net worth (%)*                30.94          42.98           54.16
ROCE (PBIT/Average capital employed) (%)*                          35.66          48.43           63.51
Return on invested capital (%)*                                   112.93          69.94           86.30
Capital output ratio*                                               4.07           2.98            3.39

Ratios - Balance Sheet
Debt-Equity ratio                                                      -              -               -
Debtors turnover ( Days)                                              57             48              61
Current ratio                                                       6.16           5.31            6.57
Cash and equivalents/Total assets (%)                              71.17          27.59           72.51
Cash and equivalents/Total assets (%)
(excluding ADR issue proceeds)                                     44.76          27.59           46.50
Depreciation for the period/Average gross block (%)                20.75          18.34           26.19
Technology investment/Total revenue (%)                             8.02           7.29            8.55

Ratios - Growth**
Export revenue (%)                                                    75            120              99
Total revenue (%)                                                     79            115              97
Operating expenses (%)                                                59            108              87
Operating profit (%)                                                 121            130             116
Net profit (from ordinary activities) (%)                            122            157             120

Per share data
Earnings per share from ordinary activities (Rs.)*                 63.48          28.63           40.19
Cash earnings per share from ordinary activities (Rs.)*            74.75          34.61           51.05
Book value (Rs.), period end                                      188.96          59.45          174.00
Price/Earning, end of the period                                   57.36          37.60           72.77
--------------------------------------------------------------------------------------------------------

*   Annualised
** Denotes growth compared with figures of the corresponding period in the previous year.
Note:  The ratio calculations are based on Indian GAAP.
  All ratios are calculated excluding income from exchange differences on translation of foreign currency deposit kept abroad.

US
Infosys Technologies Limited
42808 Christy Street
Suite 203
Fremont CA 94538.
Tel:    (510) 770-3400
Fax:    (510) 770-9469

Infosys Technologies Limited
20 Commerce Drive
Cranford NJ 07016.
Tel:    (908) 497-1710
Fax:    (908) 497-1770

Canada
Infosys Technologies Limited
208 Evans Avenue #207
Toronto ON M8Z 1J7, Canada.
Tel:      416-259-9578
Fax:      416-259-1046

UK
Infosys Technologies Limited
Suite 412, Premier Suites
Exchange House
494 Midsummer Boulevard
Milton Keynes MK9 2EA, UK.
Tel:  44-1-908-608-272
Fax:  44-1-908-608-279

Germany
Infosys Technologies Limited
T.O.P.A.S 2 Mergenthalerallee 79-81
65760 Eschborn, Frankfurt
Germany.
Tel:   49-6196-9202115
Fax:   49-6196-9202200

Japan
Infosys Technologies Limited
4F, Madre Matsuda Building
4-13 Kioi-cho, Chiyoda-ku
Tokyo 102-0094, Japan.
Tel:    81-3-3234-3597
Fax:    81-2-3239-3300

India
Infosys Technologies Limited
Electronics City, Hosur Road
Bangalore 561 229, India.
Tel:     91-80-8520261
Fax:     91-80-8520362

Bankers

State Bank of Mysore
Hongkong and Shanghai Banking Corporation Ltd.
State of India
Bank of America

Company Secretary
V. Viswanathan

Auditors

Bharat S Raut and Company
Chartered Accountant

Independent auditors - US GAAP
KPMG Peat Marwick


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Visit Infosys on the worldwide web at www.itlinfoys.com
-------------------------------------------------------
             Send your e-mail to infosys@itlinfosys.com
-------------------------------------------------------
                              Call us at 1-800-ITL-INFO
-------------------------------------------------------

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